UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Apartment Investment and Management Company

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4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 28, 2008

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Monday, April 28, 2008, at 8:00 a.m. at The Ritz-Carlton, Georgetown, 3100 South Street, NW, Washington, DC 20007, for the following purposes:

1. To elect eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 29, 2008, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 14, 2008, we intend to mail our stockholders a notice containing instructions on how to access our 2008 proxy statement and annual report and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March 5, 2008

Important Notice Regarding the Availability of Proxy Materials for
Aimco’s Annual Meeting of Stockholders to be held on April 28, 2008.

This proxy statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and Aimco’s 2007 Annual Report to Stockholders are available free of charge at the following website: www.edocumentview.com/aiv.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2008

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of proxies to be voted at our 2008 Annual Meeting (the “Meeting”). The Meeting will be held Monday, April 28, 2008, at 8:00 a.m. at The Ritz-Carlton, Georgetown, 3100 South Street, NW, Washington, DC 20007, and at any and all adjournments or postponements thereof.

Pursuant to rules recently adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 14, 2008. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of The Altman Group, Inc., for an estimated fee of $6,500, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 29, 2008 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 91,736,837 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 29, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The principal executive offices of the Company are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons.

The nominees for election to the eight positions on the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

James N. Bailey
Terry Considine
Richard S. Ellwood
Thomas L. Keltner
J. Landis Martin
Robert A. Miller
Thomas L. Rhodes
Michael A. Stein

Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, Rhodes and Stein were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Ellwood, Keltner, Martin, Miller, Rhodes and Stein are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, Rhodes and Stein to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.

The vote of a plurality of all the votes cast at the Meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE EIGHT NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2007, was selected by the Audit Committee to act in the same capacity for the fiscal year ending December 31, 2008, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2007 and 2006, are described below under the caption “Principal Accountant Fees and Services.”

Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP.

BOARD OF DIRECTORS AND OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	60	July 1994	Chairman of the Board, Chief Executive Officer and President
Jeffrey W. Adler	45	February 2004	Executive Vice President and Chief Property Operations Officer
Harry G. Alcock	45	October 1999	Executive Vice President
Timothy J. Beaudin	49	October 2005	Executive Vice President and Chief Development Officer
Lisa R. Cohn	39	December 2007	Executive Vice President, General Counsel and Secretary
Miles Cortez	64	August 2001	Executive Vice President and Chief Administrative Officer
Anthony R. D’Alto	54	December 2007	Executive Vice President — Property Operations
Patti K. Fielding	44	February 2003	Executive Vice President — Securities and Debt; Treasurer
Scott W. Fordham	40	January 2007	Senior Vice President and Chief Accounting Officer
Lance J. Graber	46	October 1999	Executive Vice President
Thomas M. Herzog	45	January 2004	Executive Vice President and Chief Financial Officer
James G. Purvis	55	February 2003	Executive Vice President — Human Resources
David Robertson	42	February 2002	Executive Vice President and Chief Investment Officer; President and Chief Executive Officer — Aimco Capital
Robert Y. Walker, IV	42	August 2005	Executive Vice President and Property Operations Chief Financial Officer
James N. Bailey	61	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Richard S. Ellwood	76	July 1994	Director
Thomas L. Keltner	61	April 2007	Director
J. Landis Martin	62	July 1994	Director, Chairman of the Compensation and Human Resources Committee, Lead Independent Director
Robert A. Miller	62	April 2007	Director
Thomas L. Rhodes	68	July 1994	Director
Michael A. Stein	58	October 2004	Director, Chairman of the Audit Committee

The following is a biographical summary for at least the past five years of the current directors and executive officers of the Company.

Terry Considine.  Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves as Chairman and Chief Executive Officer of American Land Lease, Inc., another publicly held real estate investment trust. Mr. Considine devotes substantially all of his time to his responsibilities at Aimco.

Jeffrey W. Adler.  Mr. Adler was appointed Executive Vice President and Chief Property Operations Officer in December 2007, focusing on customer knowledge, branding, Internet, process and automation. Previously, he served as Executive Vice President — Conventional Property Operations from February 2004 until December 2007. Mr. Adler joined the Company in January 2002 as Senior Vice President of Risk Management and added the responsibility of Senior Vice President, Marketing in November 2002.

Harry G. Alcock.  Mr. Alcock was appointed Executive Vice President in October 1999. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994, serving as a Vice President from July 1996 to October 1997 and as a Senior Vice President from October 1997 to October 1999. He focuses on transactions related to Aimco’s portfolio of properties in the western portion of the United States.

Timothy J. Beaudin.  Mr. Beaudin was appointed Executive Vice President and Chief Development Officer in October 2005. Prior to joining Aimco and beginning in 1995, Mr. Beaudin was with Catellus Development Corporation, a San Francisco, California-based real estate investment trust. During his last five years at Catellus, Mr. Beaudin served as Executive Vice President, with management responsibility for development, construction and asset management.

Lisa R. Cohn.  Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP.

Miles Cortez.  Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Anthony R. D’Alto.  Mr. D’Alto was appointed Executive Vice President — Property Operations in December 2007 and is responsible for day-to-day property operations. Mr. D’Alto joined Aimco in December 2003 as a Regional Vice President and was promoted to Division Vice President for the Gulf Division in November 2004. Prior to joining Aimco, Mr. D’Alto served for approximately 30 years in various operating positions primarily in the automotive and rental car industry, most recently from 1999 to 2002 as Senior Vice President of ANC Rental Corporation where he was responsible for the operations of its subsidiaries, Alamo Rent-a-Car, LLC and National Car Rental System, Inc.

Patti K. Fielding.  Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. She is responsible for debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997.

Scott W. Fordham.  Mr. Fordham was appointed Senior Vice President and Chief Accounting Officer in January 2007. From January 2006 through December 2006, Mr. Fordham served as vice president and chief accounting officer of Brandywine Realty Trust, a real estate investment trust. Prior to the merger of Prentiss Properties Trust with Brandywine Realty Trust, Mr. Fordham served as Senior Vice President and Chief Accounting Officer of Prentiss Properties Trust and was in charge of the corporate accounting and financial reporting groups. Prior to joining Prentiss Properties Trust in 1992, Mr. Fordham worked in public accounting with PricewaterhouseCoopers LLP. Mr. Fordham is a certified public accountant.

Lance J. Graber.  Mr. Graber was appointed Executive Vice President in October 1999. He focuses on transactions related to Aimco’s portfolio of properties in the eastern portion of the United States.

Thomas M. Herzog.  Mr. Herzog was appointed Executive Vice President in July 2005 and Chief Financial Officer in November 2005. In January 2004, Mr. Herzog joined Aimco as Senior Vice President and Chief Accounting Officer. Prior to joining Aimco, Mr. Herzog was at GE Real Estate, serving as Chief Accounting Officer & Global Controller from June 2002 to January 2004 and as Chief Technical Advisor from March 2000 to June 2002. Prior to joining GE Real Estate, Mr. Herzog was at Deloitte & Touche LLP from 1990 until 2000.

James G. Purvis.  Mr. Purvis was appointed Executive Vice President — Human Resources in February 2003. Prior to joining Aimco, from October 2000 to February 2003, Mr. Purvis served as the Vice President of Human Resources at SomaLogic, Inc., a privately held biotechnology company in Boulder, Colorado.

David Robertson.  Mr. Robertson has been Executive Vice President since February 2002, President and Chief Executive Officer of Aimco Capital since October 2002, and Chief Investment Officer since March 2007. In addition to serving as Chairman of Aimco’s Investment Committee, Mr. Robertson is responsible for portfolio strategy, capital allocation, investments, joint ventures, asset management and transaction activities. Since February 1996, Mr. Robertson has served as Chairman of Robeks Corporation, a 150-unit privately held chain of specialty food stores that he founded.

Robert Y. Walker, IV.  Mr. Walker was appointed Senior Vice President in August 2005 and became Chief Accounting Officer in November 2005. He was promoted to Executive Vice President in July 2006 and in January 2007 became the Chief Financial Officer of Property Operations, which includes financial oversight of Redevelopment. From June 2002 until he joined Aimco, Mr. Walker served as Senior Vice President and Chief Financial Officer at Miller Global Properties, LLC, a Denver-based private equity, real estate fund manager. From May 1997 to June 2002, Mr. Walker was employed by GE Real Estate, serving as Global Controller from May 2000 to June 2002.

James N. Bailey.  Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies and insurance company affiliates. In addition, he is a director of Getty Images, Inc., a publicly held company. He also serves as an Overseer for the New England Aquarium. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.

Richard S. Ellwood.  Mr. Ellwood was first elected as a Director of the Company in July 1994. Mr. Ellwood is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm until December 31, 2004. Prior to forming his firm, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated, a publicly held company. He also serves as a trustee of the Diocesan Investment Trust of the Episcopal Diocese of New Jersey and is chairman of the diocesan audit committee.

Thomas L. Keltner.  Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. In March 2007, Mr. Keltner became the Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation. Mr. Keltner joined Hilton Hotels Corporation in 1999 and has served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999 Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc.

J. Landis Martin.  Mr. Martin was first elected as a Director of the Company in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is also a member of the Audit and Nominating and Corporate Governance Committees and serves as the Lead Independent Director of Aimco’s Board. Mr. Martin is the Founder and Managing Director of Platte River Ventures LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also a director of Halliburton Company, a publicly held provider of products and services to the energy industry and Crown Castle International Corporation, a publicly held wireless communications company.

Robert A. Miller.  Mr. Miller was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller has served as the President of Marriott Leisure since 1997. Prior to Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978 Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman of the American Resort Development Association (ARDA) and currently serves as Chairman of the ARDA International Foundation.

Thomas L. Rhodes.  Mr. Rhodes was first elected as a Director of the Company in July 1994 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Rhodes is Chairman of National Review magazine where he has served as President since November 1992 and as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co., was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and Vice Chairman of American Land Lease, Inc., a publicly held real estate investment trust.

Michael A. Stein.  Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein serves on the Boards of Directors of Getty Images, Inc. and Nautilus, Inc., which are both publicly held companies, and the Board of Directors of Providence Health & Services, a not-for-profit health system operating 26 hospitals and more than 35 other health care facilities across Alaska, Washington, Montana, Oregon and California.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, for example, whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In addition to the factors mentioned, the Board has previously evaluated a potential investment relationship between a Considine family partnership and a fund managed by Mr. Martin, which investment was on the same terms as those offered to other potential investors. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Ellwood, Keltner, Martin, Miller, Rhodes and Stein are independent directors (collectively the “Independent Directors”).

Meetings and Committees

The Board held five meetings during the year ended December 31, 2007. The Board has established standing Audit, Compensation and Human Resources, and Nominating and Corporate Governance committees. Except as noted, during 2007, no director attended fewer than 75% of the total number of meetings of the Board and any committees of the Board upon which he served. Mr. Keltner attended 67% of the meetings of the Compensation and Human Resources and Nominating and Corporate Governance Committees. Following his election to the Board and appointment to those committees, the Compensation and Human Resources and Nominating and Corporate Governance Committees each met three times, and Mr. Keltner was unable to attend one meeting of each committee due to a long standing commitment established prior to his nomination to Aimco’s Board.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. Messrs. Considine, Bailey, Ellwood, Martin, Miller, Rhodes and Stein attended the Company’s 2007 annual meeting of stockholders, and the Company anticipates that all of the members of the Board will attend the 2008 annual meeting of stockholders.

Below is a table illustrating the standing committee memberships and chairmen, and additional detail on each committee follows the table.

Nominating and
		Compensation and	Corporate
		Human Resources	Governance
Director	Audit Committee	Committee	Committee

James N. Bailey	X	X	†
Terry Considine	—	—	—
Richard S. Ellwood	X	X	X
Thomas L. Keltner	X	X	X
J. Landis Martin*	X	†	X
Robert A. Miller	X	X	X
Thomas L. Rhodes	X	X	X
Michael A. Stein	†	X	X

X	indicates a member of the committee

†	indicates the committee chairman

*	indicates lead independent director

Audit Committee.

The Audit Committee currently consists of the seven Independent Directors, and the Audit Committee Chairman is Mr. Stein. The Audit Committee makes determinations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement (including the audit of the Company’s financial statements and the Company’s internal control over financial reporting), reviews the independence of the independent registered public accounting firm and considers the range of audit and non-audit fees. The Audit Committee also provides oversight for the Company’s financial reporting process, internal control over financial reporting and the Company’s internal audit function.

The Audit Committee held seven meetings during the year ended December 31, 2007. The Audit Committee has a written charter that was adopted effective November 6, 2003, and last updated on February 27, 2008, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has determined that the Company has at least one audit committee financial expert serving on the Audit Committee, and has designated Mr. Stein as an “audit committee financial expert.” Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee.

The Compensation and Human Resources Committee currently consists of the seven Independent Directors, and the Compensation and Human Resources Committee Chairman is Mr. Martin. The Compensation and Human Resources Committee’s purposes are to: oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Compensation Discussion and Analysis; and to direct the preparation of, and approve, a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Compensation and Human Resources Committee held seven meetings during the year ended December 31, 2007. The Compensation and Human Resources Committee has a written charter that was adopted effective January 29, 2004, and last updated on January 30, 2007, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee currently consists of the seven Independent Directors, and the Nominating and Corporate Governance Committee Chairman is Mr. Bailey. The Nominating and Corporate Governance Committee’s purposes are to: identify and recommend to the Board individuals qualified to serve on the board; advise the Board with respect to Board composition, procedures and committees; develop and recommend to the Board a set of corporate governance principles applicable to Aimco and its management; and oversee evaluation of the Board and management (in conjunction with the Compensation and Human Resources Committee). The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2007. The Nominating and Corporate Governance Committee has a written charter that was adopted effective March 8, 2004, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated on the basis of the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2008. During 2007, no such recommendations were received.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate the eight incumbent members of the Board for re-election.

Separate Sessions of Non-Management Directors and Lead Independent Director.

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group is made up of the seven Independent Directors, met in executive session without management four times during the year ended December 31, 2007. Mr. Martin was the Lead Independent Director who presided at such executive session in 2007, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2008.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2007.

Nominating and
				Compensation and	Corporate
		Non-Management		Human Resources	Governance
	Board	Directors	Audit Committee	Committee	Committee

Number of Meetings	5	4	7	7	4

Director Compensation

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets. For the year ended December 31, 2007, Aimco paid the directors serving on the Board as follows:

					Change in
					Pension Value
					and
	Fees Earned				Nonqualified
	or Paid in			Non-Equity	Deferred
	Cash	Stock Awards	Option	Incentive Plan	Compensation	All Other
Name	($)(1)	($)(2)	Awards ($)(3)	Compensation ($)	Earnings	Compensation ($)	Total ($)

James N. Bailey(4)	22,000	250,400	—	—	—	—	272,400
Terry Considine(5)	—	—	—	—	—	—	—
Richard S. Ellwood(6)	23,000	250,400	—	—	—	—	273,400
Thomas L. Keltner(7)	11,000	165,180	33,900	—	—	—	210,080
J. Landis Martin(8)	23,000	250,400	—	—	—	—	273,400
Robert A. Miller(9)	15,000	165,180	33,900	—	—	—	214,080
Thomas L. Rhodes(10)	23,000	250,400	—	—	—	—	273,400
Michael A. Stein(11)	19,000	250,400	—	—	—	—	269,400

(1)	The Independent Directors each receive a cash fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are typically considered as a single meeting for purposes of director compensation.

(2)	For 2007, the Independent Directors (other than Messrs. Keltner and Miller) were each awarded 4,000 shares of fully vested Common Stock, which award was made on February 5, 2007. Messrs. Keltner and Miller were elected at the 2007 annual meeting of stockholders and served approximately 75% of the year. Accordingly, they were each awarded 3,000 shares of fully vested Common Stock, which award was made on May 1, 2007. The dollar value shown above represents the grant date fair value and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange. For the awards made on February 5, 2007, the closing price was $62.60 and for the awards made on May 1, 2007, the closing price was $55.06.

(3)	In connection with their election to the Board, Messrs. Keltner and Miller were each granted an option to acquire 3,000 shares of Aimco’s Common Stock, which options vest on the first anniversary of the grant date and have an exercise price per share equal to $55.06, which was the closing price of Aimco’s Common Stock on the New York Stock Exchange on the grant date of May 1, 2007. This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year presented for the fair value of stock options in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2007. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by Messrs. Keltner and Miller.

(4)	Mr. Bailey holds options to acquire an aggregate of 24,217 shares, all of which are fully vested and exercisable. See note 12, below.

(5)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.

(6)	Mr. Ellwood holds options to acquire an aggregate of 30,535 shares, all of which are fully vested and exercisable. See note 12, below.

(7)	Mr. Keltner holds options to acquire 3,159 shares, all of which vest and become exercisable on May 1, 2008. See note 12, below.

(8)	Mr. Martin holds options to acquire an aggregate of 30,535 shares, all of which are fully vested and exercisable. See note 12, below.

(9)	Mr. Miller holds options to acquire 3,159 shares, all of which vest and become exercisable on May 1, 2008. See note 12, below.

(10)	Mr. Rhodes holds options to acquire an aggregate of 30,535 shares, all of which are fully vested and exercisable. See note 12, below.

(11)	Mr. Stein holds an option to acquire 3,159 shares, which is fully vested and exercisable. See note 12, below.

(12)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the strike price of such options were adjusted to reflect the special dividend paid January 30, 2008, to all stockholders of record on December 31, 2007.

Compensation for Independent Directors in 2008 is an annual fee of 4,000 shares of fully vested Common Stock each, which shares were awarded January 29, 2008, a fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a fee of $1,000 for attendance at each meeting of any Board committee.

Code of Ethics

Effective November 6, 2003, the Board adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines

Effective March 8, 2004, the Board adopted and approved Corporate Governance Guidelines, which were last amended in August 2006. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, and an annual performance evaluation of the Board.

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary
Office of the General Counsel
Apartment Investment and Management Company
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm their independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held seven meetings during fiscal year 2007.

None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Date: March 5, 2008

MICHAEL A. STEIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. KELTNER
J. LANDIS MARTIN
ROBERT A. MILLER
THOMAS L. RHODES

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2007 and 2006 were approximately $8.95 million and $11.60 million, respectively, and are described below.

Audit Fees

Fees for audit services totaled approximately $5.54 million in 2007 and approximately $7.27 million in 2006. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the Securities and Exchange Commission (“SEC”), other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.29 million in 2007 and approximately $0.72 million in 2006. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, and accounting consultations.

Tax Fees

Fees billed for tax services totaled $3.12 million in 2007 and $3.61 million in 2006. Such amounts included fees for tax compliance services for approximately 300 subsidiaries or affiliates of the Company of $2.74 million in 2007 and $3.17 million in 2006. The portion of the total representing fees for tax planning services amounted to approximately $0.38 million in 2007 and approximately $0.44 million in 2006.

All Other Fees

Fees for all other services not included above were zero in 2007 and in 2006. There were no fees billed or incurred in 2007 and 2006 related to financial information systems design and implementation.

Included in the fees above are audit and tax compliance fees of $4.92 million and $6.81 million for 2007 and 2006, respectively, for services provided to consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. Audit services were provided to approximately 130 such partnerships and tax compliance services were provided to approximately 300 such partnerships during 2007.

Audit Committee Pre-Approval Policies

In 2003, the Audit Committee adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”), which the Audit Committee reviewed and again approved, with minor modifications, in October 2007. The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of February 25, 2008, with respect to Aimco’s equity securities beneficially owned by (i) each director and director nominee, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as of February 25, 2008, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of February 25, 2008, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

	Number of		Percentage of	Number of		Percentage
Name and Address	shares of		Common Stock	Partnership		Ownership of the
of Beneficial Owner	Common Stock (1)		Outstanding (2)	Units (3)		Company (4)

Directors & Executive Officers:
Terry Considine	6,544,561	(5)	6.86%	2,439,557	(6)	8.55%
Thomas M. Herzog	75,806	(7)	*	—		*
David Robertson	679,147	(8)	*	—		*
Timothy J. Beaudin	83,178	(9)	*			*
Lance J. Graber	429,450	(10)	*	—		*
James N. Bailey	50,578	(11)	*	—		*
Richard S. Ellwood	73,018	(12)	*	—		*
Thomas L. Keltner	7,131		*	—		*
J. Landis Martin	84,224	(13)	*	34,646	(14)	*
Robert A. Miller	17,640		*	—		*
Thomas L. Rhodes	97,589	(13)	*	34,365	(15)	*
Michael A. Stein	17,700	(16)	*	—		*
All directors, director nominees and executive officers as a group (21 persons)	8,944,549	(17)	9.25%	2,561,019	(18)	10.81%
5% or Greater Holders:
Deutsche Bank AG	8,103,114	(19)	8.83%	—		7.99%
Theodor-Heuss-Allee 70 60568 Frankfurt am Main Federal Republic of Germany
Goldman Sachs Asset Management, L.P.	7,812,602	(20)	8.52%	—		7.70%
32 Old Slip New York, NY 10005
The Vanguard Group, Inc.	7,754,193		8.45%	—		7.65%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Cohen & Steers, Inc.	7,657,190	(21)	8.35%	—		7.55%
280 Park Avenue New York, New York 10017
FMR LLC	5,645,417		6.15%	—		5.57%
82 Devonshire Street Boston, Massachusetts 02109
JP Morgan Chase & Co.	5,169,512		5.64%	—		5.10%
270 Park Avenue New York, New York 10017

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of OP Units or Class I Units.

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of February 25, 2008, Aimco held approximately 90% of the interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units, partnership preferred units, and high performance partnership units. Generally after a holding period of twelve months, OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If Aimco acquired all OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter) these shares of Common Stock would constitute approximately 10% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I High Performance Units (“Class I Units”) are generally not redeemable for, or convertible into, Common Stock; however, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of OP Units.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,286,720 OP Units and 2,379,084 Class I Units outstanding as of February 25, 2008, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of Class I Units, the absence of a change of control). See note (3) above. Excludes Partnership Preferred Units issued by the Operating Partnership and Aimco preferred securities.

(5)	Includes: 198,757 shares held directly by Mr. Considine, 122,117 shares held by an entity in which Mr. Considine has sole voting and investment power, 1,273,017 shares held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest; and 1,297,384 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 1,022,247 shares held by Titaho Limited Partnership RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner, 2,392,512 shares subject to options that are exercisable within 60 days held by Titaho; 79,589 shares held by Mr. Considine’s spouse; 158,620 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power; and 318 shares held by trusts for which Mr. Considine is the trustee. Mr. Considine, Titaho, Titahotwo, and an entity in which Mr. Considine has sole voting and investment power have pledged 2,580,306 shares as security for loans or other extensions of credit.

(6)	Includes 850,185 OP Units and 1,589,372 Class I Units that represent 11.67% of OP Units outstanding and 66.81% of Class I Units outstanding, respectively. The 850,185 OP Units include 510,452 OP Units held directly by Mr. Considine, 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by Titahotwo, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo. Mr. Considine and an entity in which Mr. Considine has sole voting and investment power have pledged 688,979 OP Units as security for loans or other extensions of credit.

(7)	Includes 7,946 shares subject to options that are exercisable within 60 days.

(8)	Includes 382,274 shares subject to options that are exercisable within 60 days. Mr. Robertson has pledged 125,713 shares as security for a loan or other extension of credit.

(9)	Includes 4,587 shares subject to options that are exercisable within 60 days.

(10)	Includes 360,581 shares subject to options that are exercisable within 60 days.

(11)	Includes 24,217 shares subject to options that are exercisable within 60 days.

(12)	Includes 30,535 shares subject to options that are exercisable within 60 days, 1,049 shares that are held by Mr. Ellwood’s spouse, for which Mr. Ellwood disclaims beneficial ownership, and 212 shares held in a charitable trust for which Mr. Ellwood disclaims beneficial ownership.

(13)	Includes 30,535 shares subject to options that are exercisable within 60 days.

(14)	Includes 280.5 OP Units, which represent less than 1% of the class outstanding, and 34,365 Class I Units, which represent 1.4% of the class outstanding.

(15)	Represents Class I Units, which represent 1.4% of the class outstanding.

(16)	Includes 3,159 shares subject to options that are exercisable within 60 days.

(17)	Includes 5,012,609 shares subject to options that are exercisable within 60 days and 2,706,019 shares that have been pledged as security for loans or other extensions of credit.

(18)	Includes 850,466 OP Units and 1,710,553 Class I Units, which represent 11.64% of OP Units outstanding and 71.90% of Class I Units outstanding, respectively. Also includes 688,979 OP Units that have been pledged as security for loans or other extensions of credit.

(19)	Included in the securities listed above as beneficially owned by Deutsche Bank AG are 310,548 shares for which Deutsche Investment Management Company Americas has sole voting power and 325,748 shares for which Deutsche Investment Management Company Americas has sole dispositive power, 14,400 for which Deutsche Bank Trust Corp. Americas has sole voting and dispositive power, 3,492,310 shares for which RREEF America, L.L.C. has sole voting power and 7,762,966 shares for which RREEF America, L.L.C. has sole dispositive power.

(20)	Included in the securities listed above as beneficially owned by Goldman Sachs Asset Management, L.P. (“Goldman”) are 7,600,504 shares over which Goldman has sole voting power, 64,959 over which Goldman has shared voting and dispositive power and 7,747,643 shares over which Goldman has sole dispositive power.

(21)	Included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 6,998,970 shares and 6,987,096 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 7,657,190 shares and 7,638,141 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 11,874 shares over which Cohen & Steers Europe S.A. has sole voting power and 19,049 shares over which Cohen & Steers Europe S.A. has sole dispositive power.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This Compensation Discussion & Analysis addresses the following:

•	Aimco’s executive compensation philosophy;

•	Components of executive compensation;

•	Total compensation for 2007;

•	Other compensation;

•	Post-employment compensation and severance arrangements;

•	Other benefits; perquisite philosophy;

•	Stock ownership guidelines;

•	Role of outside consultants and executive officers;

•	Base salary, bonus compensation, and equity grant practices; and

•	2008 compensation.

Aimco’s Executive Compensation Philosophy

Aimco’s philosophy in setting compensation for executive officers is to provide competitive compensation that allows Aimco to attract and retain executive talent together with variable elements that reward performance. The Compensation and Human Resources Committee (the “Committee”) reviews the performance of and determines the compensation for the Chief Executive Officer. The Committee also reviews and approves the decisions made by the Chief Executive Officer as to the compensation of Aimco’s other executive officers. Aimco uses the following guidelines for compensation decisions:

•	Align executive compensation with stockholder objectives;

•	Reward individual performance of Aimco’s executives; and

•	Attract and retain executive talent.

Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

•	Base compensation; and

•	Bonus compensation, which is paid in a combination of cash, restricted stock or stock options.

Together, these components comprise total compensation.

How the Committee determines the amount of target total compensation for the CEO.

The Committee sets Mr. Considine’s target total compensation at a level that reflects the Committee’s understanding of what is required in the market to attract and retain comparable talent for a comparable position. At the beginning of the year, the Committee determined target total compensation for Mr. Considine. To determine target total compensation for Mr. Considine, the Committee used an analysis provided by Aimco’s Human Resources team of proxy data for comparable positions from a peer group consisting of certain other multifamily REITs and certain Large Cap REITs in areas other than multifamily and also used REIT and general industry survey data. For Mr. Considine, the peer companies were: Archstone-Smith Trust, AvalonBay Communities Inc., Boston Properties, Inc., BRE Properties, Inc., Brookfield Property Corp., Camden Property Trust, Developers Diversified Realty Corp., Duke Realty Corp., Equity Office Properties Trust, Equity Residential, Essex Property Trust, Inc., Forest City Enterprises, Inc., General Growth Properties, Inc., Hilton Hotels Corp., Home Properties, Inc., Host

Marriott Corp., Kimco Realty Corp., Macerich Co., Marriott International, Inc., Prologis, Post Properties, Inc., Public Storage, Inc., Simon Property Group, Inc., Starwood Hotels & Resorts, United Dominion Realty Trust and Vornado Realty Trust. The median of market compensation for other chief executive officers served as the primary factor in determining the target total compensation for Mr. Considine. Other factors included an assessment of Mr. Considine’s objectives for the year and the Committee’s discretion.

How the Committee determines the allocation of Mr. Considine’s target total compensation between base and bonus.

The Committee’s philosophy with respect to Mr. Considine’s base compensation is to set a fixed base compensation amount to provide a level of base compensation that is competitive with pay for comparable chief executive officer positions in real estate companies and companies in other industries with similar revenue size and management complexity. Prior to 2006, Mr. Considine’s base compensation was paid in cash. For 2006 and 2007, Mr. Considine’s base compensation has been in the form of a stock option subject to vesting based on achievement of a performance threshold. In 2006, the performance threshold was satisfied. In 2007, the performance threshold was not satisfied and the option granted for such year expired prior to becoming exercisable. Bonus compensation is the amount in excess of base compensation that, together with base compensation, constitutes total compensation. Bonus compensation is tied both to the achievement of company objectives and specific individual goals.

How Aimco determines the amounts of target total compensation for executive officers (other than the CEO).

Aimco sets executive officer target total compensation at a level that reflects Aimco’s understanding of what is required in the market to attract and retain comparable talent for a comparable position. At the beginning of 2007, Mr. Considine, in consultation with the Committee, determined target total compensation for the executive officers. To make these determinations, Mr. Considine worked with Aimco’s Human Resources team, which provided an analysis of data for each position drawn from proxy data for comparable positions from a peer group consisting of certain other multifamily REITs and certain other REITs in areas other than multifamily (which list of peer companies is substantially similar to that used for Mr. Considine, as described above), REIT industry survey data, and survey data for companies in other industries with comparable positions, transactional functions, and similar revenue size and management complexity. The median of market compensation for other comparable positions served as the primary factor in determining the target total compensation for executive officers. Survey data was reviewed and used to validate proxy data obtained or to provide a market comparison of the value of the position. Other factors included an assessment of each executive officer’s objectives for the year and Mr. Considine’s discretion. Aimco has used substantially the same comparisons for these positions for the past several years to assist in the determination of executive compensation. These comparisons were deemed to represent fairly information from the labor markets in which Aimco competes for executive talent.

How Aimco determines the allocation of executive officer target total compensation between base and bonus.

Aimco’s philosophy with respect to base compensation for executive officers is to set a fixed base compensation amount that is competitive with the median base pay for comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity. Base compensation amounts are generally the same for officers with comparable levels of responsibility to provide internal equity and consistency among executive officers. Executive officer base compensation is generally paid in cash. In some cases, base compensation varies from that of the market median or from that of officers with comparable levels of responsibility because of the current recruiting or retention market for a particular position, or because of the tenure of a particular officer in his position.

Bonus compensation is the amount in excess of base compensation that, when totaled together with base compensation, constitutes total compensation.

How bonus compensation serves Aimco’s objectives.

Bonus compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies and companies in other industries with similar revenue size and management complexity. Discretionary bonus amounts above target bonus compensation amounts reward and therefore encourage outstanding individual and Company performance. Providing bonus compensation in the form of Aimco equity that vests over time (typically a period of four or five years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco performance. With respect to the equity portion of bonus compensation, Aimco permits each executive vice president to select up to approximately 25% of such equity compensation in stock options with the remainder in restricted stock. Aimco permits this individual election to give each executive officer the opportunity to receive a mix of restricted stock and options that best suits each individual’s investment preferences while ensuring that each executive officer’s compensation is tied to Aimco’s performance over time. When the equity is in the form of stock options, the currency is inherently performance based because the optionee only receives a benefit if and to the extent Aimco’s stock price rises after the date the option is granted. When the equity is in the form of restricted stock, the compensation is also linked to performance because the future value of the equity depends on the performance of Aimco’s stock.

Total compensation for 2007

For 2007, total compensation is the sum of base compensation and bonus compensation.

Base Compensation for 2007

Mr. Considine’s Base Compensation

Although historically Mr. Considine’s base compensation has been paid in cash, based on Mr. Considine’s recommendation for 2007, the Committee determined that Mr. Considine’s base compensation of $600,000 be contingent on Aimco’s achievement of a defined financial objective. For 2007, Mr. Considine’s base compensation of $600,000 was contingent on Aimco’s achievement of $3.45 per share of funds from operations, or FFO (the “2007 FFO Target”) to provide Mr. Considine an incentive highly correlated with a specific corporate objective. Accordingly, instead of paying Mr. Considine a $600,000 cash base salary, on February 5, 2007, the Committee awarded Mr. Considine a non-qualified stock option for 53,097 shares at an exercise price equal to fair market value on the date of grant ($62.63). For the purpose of calculating the number of shares subject to the stock option to be granted, the foregone $600,000 cash salary amount was divided by $11.30, which price was calculated by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Because Aimco did not meet the 2007 FFO Target, the option did not vest and expired unexercisable. This option grant is reflected in the Summary Compensation Table — see note 6 thereto. The information with respect to this stock option as presented in the Compensation Discussion & Analysis has not been adjusted to reflect the special dividend paid January 30, 2008, to all stockholders of record on December 31, 2007. For such information, please refer to the Outstanding Equity Awards at Fiscal Year End 2007 table.

Other Executive Officer Base Compensation

For 2007, base compensation for all executive vice presidents was set between $250,000 and $400,000. Base compensation for all officers other than those at the executive vice president level was determined based on market studies and also based on external market conditions.

Bonus Compensation for 2007

Bonus compensation was determined based on Aimco’s achievement of the objectives of Aimco’s 2007 approved operating plan, including the 2007 FFO Target, specific transaction related goals, overall Aimco performance and achievement of specific individual objectives as detailed in our performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for each team member. Once Aimco’s performance against the 2007 FFO Target was determined, individual performance against goals set forth in each executive’s individual MAP were measured. The Committee (in the case of Mr. Considine), or Mr. Considine, in consultation with the Committee (in the case of the other executive officers), also had discretion to adjust the final bonus amount based on assessments of performance factors outside of the MAP process.

For Mr. Considine, the Committee determined at the start of 2007 that his bonus target was $3.55 million. The Committee reviewed Aimco’s and Mr. Considine’s performance based on his MAP objectives, which included:

•	Ensuring Aimco’s long-term financial stability;

•	Executing growth in profitability;

•	Promoting Aimco’s values of integrity, respect, collaboration, customer focus, and performance; and

•	Attracting, retaining and motivating a strong management team.

The Committee noted that although Aimco did not meet the 2007 FFO Target, Aimco did:

•	Generate a 9.3% increase in per share FFO when compared to 2006.

•	Produce “Same Store” net operating income growth of 4.5% compared to 2006, and “Same Store” net rental income growth of 3.8%, which exceeded the average of our markets by 60 basis points.

•	Invest approximately $319 million in 64 conventional redevelopment projects.

•	Earn activity fee and asset management income, net of tax, of approximately $59 million compared with $41 million in 2006.

•	Acquire 16 conventional properties in our target markets, containing approximately 1,300 residential units for an aggregate purchase price of approximately $208 million.

•	Establish the $726 million Palazzo joint venture which was accretive to both per share net asset value and FFO with much of the proceeds being used to repurchase stock.

•	Sell 46 conventional properties and 30 affordable properties generating net cash proceeds to Aimco, after repayment of existing debt, payment of transaction costs and distributions to limited partners, of $141 million.

•	Close property loans totaling $1,817 million at an average interest rate of 6.10%, which included the refinancing of loans totaling $773 million with prior interest rates averaging 7.05%, placing loans on newly acquired properties, new financings on existing properties, redevelopment loans and the modification of terms on existing property debt.

•	Reduce our cost of leverage with the redemption of our Class W Preferred Stock.

•	Increase liquidity to end the year with more than $675 million in available cash resources.

•	Contain general and administrative expenses to hold costs, before variable compensation, flat when compared to 2006.

•	Repurchase approximately 7.5 million shares of Class A Common Stock at an average price of $43.70 per share.

•	Declare a special dividend which was an effective 5% increase in the Aimco regular dividend.

•	Promote 1,592 team members to positions of greater responsibility with over 50 to officer level positions.

•	Establish “Moments That Matter” and the Aimco customer experience training that was delivered to over 2,700 team members.

•	Commence the inaugural Aimco Leadership Excellence program with 21 high-potential team members and executive sponsors.

Based on Aimco’s performance and Mr. Considine’s achievement of his MAP objectives, the Committee determined that for 2007 Mr. Considine should receive the following:

		Target Total	2007 Bonus Compensation
Total Target	Paid	Bonus		Stock	Restricted	Total 2007
Compensation ($)	Base ($)	Compensation ($)	Cash ($)	Options ($)	Stock ($)	Compensation ($)

4,150,000	0	3,550,000	0	2,600,000	0	2,600,000

In addition to receiving no base compensation, Mr. Considine’s bonus was discounted to reflect that Aimco did not meet the 2007 FFO Target. Mr. Considine’s bonus compensation was in the form of a ten-year non-qualified stock option to acquire 599,078 shares, which option vests ratably over four years. The option was granted January 29, 2008. Because the equity award for 2007 bonus compensation was made in 2008, pursuant to the applicable disclosure rules, such award will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in Aimco’s proxy statement for the 2009 annual meeting of stockholders. In determining the form of Mr. Considine’s bonus, the Committee considered Aimco’s “burn rate” and discussed with Mr. Considine his preference for the form in which his equity is awarded and gave Mr. Considine latitude in making the determination. Mr. Considine prefers the risk and potential upside inherent in stock options and therefore selected all of his equity compensation in stock options. The Committee and Mr. Considine believe that it is in the stockholders’ best interest to motivate and reward Mr. Considine in this highly entrepreneurial manner. Providing bonus compensation in the form of Aimco equity that vests over time (typically a period of four or five years) serves as a retention incentive, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco performance. Mr. Considine’s compensation is highly variable, and has fluctuated over the past five years.

Based on Aimco’s performance as described above and each named executive officer’s achievement of his MAP objectives, Mr. Considine, in consultation with the Committee, determined that the named executive officers should receive the compensation detailed below. In determining the 2007 bonus compensation, Mr. Considine and the Committee noted that: Mr. Herzog provided significant leadership in improving Aimco’s efficiency and allocation of capital and ensured the Company had abundant liquidity; Mr. Robertson, along with the leadership of Mr. Graber and others, spearheaded Aimco’s efforts with respect to asset management and portfolio allocation, including the Palazzo joint venture, and generating fee income; and Mr. Beaudin led Aimco’s expanded redevelopment activity.

			Target Total	2007 Bonus Compensation ($)
	Total Target	Paid	Bonus		Stock	Restricted	Total 2007
	Compensation ($)	Base ($)	Compensation ($)	Cash ($)	Options ($)	Stock ($)	Compensation ($)

Mr. Herzog	$1,600,000	$350,003	$1,250,000	$750,000	$105,400	$294,600	$1,500,003
Mr. Robertson	$3,000,000	$389,611	$2,600,000	$1,125,000	$196,005	$547,846	$2,258,462
Mr. Beaudin	$2,000,000	$350,004	$1,650,000	$800,000	$118,575	$331,425	$1,600,004
Mr. Graber	$1,950,000	$325,003	$1,650,000	$750,000	$111,988	$313,012	$1,500,003

The cash bonuses shown above appear in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

With respect to 2007 bonus compensation in the form of equity awards, both the shares of restricted stock and the stock options were granted January 29, 2008, and vest ratably over four years. Because the equity awards for 2007 bonus compensation were made in 2008, pursuant to the applicable disclosure rules, such awards will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in Aimco’s proxy statement for the 2009 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $39.28 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to provide a more fair approximation of the value of the stock at the time of grant by muting the effect of any single day spikes or declines. For the purpose of calculating the number of shares subject to the stock options to be granted, the dollars allocated to stock options were divided by $4.34, which price was calculated by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R. The stock options have an exercise price per share of $39.85, which is equal to the fair market value of

Aimco’s Class A Common Stock on January 29, 2008 (pursuant to Aimco’s 2007 Stock Award and Incentive Plan (the “2007 Plan”) “fair market value” is defined as the closing price of Aimco’s Class A Common Stock on the grant date).

Other Compensation

From time to time, Aimco determines to provide executives with additional compensation in the form of discretionary cash or equity bonuses. In 2005, Aimco determined that Messrs. Robertson and Graber were each eligible for a cash payment upon the closing of a specified transaction, which was anticipated to occur in 2006. Ultimately, the transaction closed in 2007, and those cash bonuses were paid in 2007 and appear in the Summary Compensation Table under column headed “Bonus.” Also during 2007, Mr. Robertson’s responsibilities were expanded to include Aimco’s portfolio strategy, capital allocation, investments, joint ventures, asset management and transaction activity. In conjunction with that change, Mr. Robertson was awarded a six-year non-qualified stock option grant to acquire 584,113 shares of Aimco’s Class A Common Stock at an exercise price per share of $55.64. The option award is shown in the Grants of Plan-Based Awards Table. The information with respect to this stock option as presented in the Compensation Discussion & Analysis has not been adjusted to reflect the special dividend paid January 30, 2008, to all stockholders of record on December 31, 2007. For such information, please refer to the Outstanding Equity Awards at Fiscal Year End 2007 table.

Post-Employment Compensation and Severance Arrangements

401(k)

Aimco provides a 401(k) plan that is offered to all Aimco team members. Aimco matches 100% of participant contributions to the extent of the first 3% of the participant’s eligible compensation and 50% of participant contributions to the extent of the next 2% of the participant’s eligible compensation. For 2007, the maximum match by Aimco was $9,000, which is the amount that Aimco matched for each of Messrs. Herzog, Robertson, and Beaudin’s 2007 401(k) contributions. Because Mr. Considine’s base compensation for 2007 was not in cash, he did not have taxable wages in 2007 and thus was not eligible to participate in the 401(k) plan. Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a SERP or any similar arrangements.

Deferred Compensation Plan

Aimco established a deferred compensation plan in 2005. Each calendar year, Aimco’s officers with a minimum annual base salary of $150,000 and a title of Vice President or above may participate in the deferred compensation plan. Participating employees may defer up to 50% of their annual base salary. Participants may also defer up to 100% of any performance-based cash bonus. Although the deferred compensation plan permits voluntary contributions by Aimco on behalf of an employee, Aimco has not made any such contributions. At the time the deferral election is made, the participant must also indicate at what future age or by what future date the participant wishes to have the deferral distributed to him or her. The participant must also choose to receive the deferral in either a lump sum payment, or in annual installments over a period of five or ten years. During 2007, six employees participated, and through the end of 2007, an aggregate of approximately $378,218 had been deferred under this plan. The deferred compensation plan is intended to comply with Section 409A of the Internal Revenue Code and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended.

Executive Employment and Severance Arrangements

In response to a stockholder proposal seeking certain limitations regarding executive severance arrangements, in July 2004, the Committee adopted an executive severance policy. That policy provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder proposal, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.

Mr. Considine’s employment contract, which has remained unchanged since Aimco’s initial public offering in 1994, provides that upon a change in control of the Company or a termination of employment under certain circumstances, Mr. Considine will be entitled to a payment equal to three times his average annual salary for the previous 36 months. The contract provides that during the term of the contract and for one year thereafter, Mr. Considine will not engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contract provides that Mr. Considine will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly traded company involved in those activities.

None of Messrs. Herzog, Robertson or Graber has an employment agreement or severance arrangement. As agreed to in connection with the recruitment of Mr. Beaudin, if Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $350,000. In connection with the recruitment and retention of Messrs. Herzog, Robertson and Beaudin, certain restricted stock grants provide for accelerated vesting if Aimco terminates such person’s employment without cause, and one restricted stock grant to Mr. Robertson also includes an accelerated vesting provision if he voluntarily terminates his employment.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s officers to own Aimco stock. During 2006, the Committee and management established stock ownership guidelines for Aimco’s executive and other officers. Equity ownership guidelines for executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. For non-executive officers, the ownership guidelines require retention of a portion of all stock awards up to the amount of such officer’s base salary. The Committee and Mr. Considine reviewed each executive officer’s holdings in light of the stock ownership guidelines and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Aimco’s stock ownership guidelines require the following

Officer Position	Ownership Target

Chief Executive Officer	Lesser of 5x base salary or 75,000 shares
Chief Financial Officer, Chief Administrative Officer, Chief Development Officer, Chief Investment Officer, Chief Legal Officer, and Aimco Capital Chief Executive Officer	Lesser of 4x base salary or 35,000 shares
Other Executive Vice Presidents	Lesser of 3x base salary or 22,500 shares
Senior Vice Presidents and Vice Presidents	Retention of 50% of gross restricted stock awards up to 1x base salary.

Each of Messrs. Considine, Herzog, Robertson, Beaudin and Graber exceed the ownership targets established in Aimco’s stock ownership guidelines.

Role of Outside Consultants and Executive Officers

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Committee has engaged Aon Consulting (“Aon”), as its independent compensation consultant. At the direction of the Committee, Aon coordinates and consults with James G. Purvis, Executive Vice President of Human Resources, and his executive compensation team, regarding executive compensation matters. Aon provides the Committee with an independent view of both market data and plan design.

Base Salary, Bonus Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on July 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine bonus compensation in late January or early February. The cash portion of bonus compensation is typically paid in February or March. The equity components of bonus compensation are awarded on a date determined by the Committee, typically in late January or early February.

Aimco grants equity in two scenarios: in connection with bonus compensation, as discussed above; and in connection with certain new-hire packages.

With respect to bonus compensation in the form of equity, the Committee sets the grant date for the stock option and restricted stock grants. The Committee sets grant dates at the time of its final compensation determination in late January or early February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages, option grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2007 Plan, the Committee has delegated the authority, up to certain limits, to the Chief Financial Officer (Thomas M. Herzog) and/or Corporate Secretary (Lisa R. Cohn) to make equity awards. The Committee and Mr. Herzog and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

During 2007, the 1997 Stock Award and Incentive Plan (the “1997 Plan”) expired. Also during 2007, the Board of Directors of Aimco adopted, and the stockholders approved, the 2007 Plan. Pursuant to the 1997 Plan, the closing price on the day prior to the date of grant is defined as “Fair Market Value.” Thus, certain Aimco stock options have an exercise price that is the closing price of Aimco’s common stock on the NYSE for the last trading day immediately prior to the grant date. Pursuant to the 2007 Plan, the closing price on the date of grant is defined as “Fair Market Value.” Aimco does not grant options at an exercise price below Fair Market Value. The Committee values the stock options based on a calculation by a nationally recognized independent investment bank using the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R.

2008 Compensation

The Committee has made determinations of total target compensation (base compensation plus bonus compensation) for 2008, which will be based on achievement of the objectives of Aimco’s 2008 approved operating plan and achievement of specific individual objectives. Base compensation amounts are discussed above. Target bonus compensation amounts are as follows: Mr. Considine — $3.55 million; Mr. Herzog — $1.25 million; Mr. Robertson — $2.6 million; and Mr. Graber — $1.65 million. Target bonus compensation for 2008 for Mr. Beaudin has not yet been determined. Both Aimco and individual performance will determine the amount paid for 2008 bonus compensation, and such amounts may be less than, or in excess of, these target amounts. Bonus compensation may be paid in the form of cash, options or restricted stock.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held seven meetings during fiscal year 2007. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Date: March 5, 2008

J. LANDIS MARTIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. KELTNER
ROBERT A. MILLER
THOMAS L. RHODES
MICHAEL A. STEIN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

										Change in
										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred	All
Name and						Stock			Incentive	Compensation	Other
Principal		Salary		Bonus		Awards	Option		Plan Compensation	Earnings	Compensation
Position	Year	($)		($)		($)(1)	Awards ($)(2)		($)(3)	($)	($)(4)	Total ($)

Terry Considine — Chairman of the Board of Directors, Chief Executive Officer and President(5)	2007	—(6)		—		338,242	1,681,643	(7)	—	—	—	2,019,885
	2006	—(6)		—		338,242	2,580,589(7)		1,650,000	—	—	4,568,831
Thomas M. Herzog — Executive Vice President and Chief Financial Officer	2007	350,003		—		712,595	16,906		750,000	—	9,000	1,838,504
	2006	350,000		—		514,424	16,906		800,000	—	8,800	1,690,130
David Robertson — Executive Vice President and Chief Investment Officer; President and Chief Executive Officer — Aimco Capital	2007	389,611		106,711	(8)	2,454,193	269,263		1,125,000	—	9,000	4,353,778
	2006	350,000		1,500,000	(9)	1,839,351	209,953		1,725,000	—	8,800	5,633,104
Timothy J. Beaudin — Executive Vice President and Chief Development Officer	2007	350,004		—		1,298,376	13,922		800,000	—	9,000	2,471,302
	2006	845,833	(10)	300,000		774,642	5,695		600,000	—	8,800	2,534,970
Lance J. Graber — Executive Vice President	2007	325,003		100,000	(8)	723,381	56,000		750,000	—	—	1,954,384
	2006	300,000		—		632,911	61,278		1,000,000	—	—	1,994,189

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years presented for the fair value of restricted stock granted in 2006 and 2007, as applicable, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2007, and note 14 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2003. See the “Grants of Plan-Based Awards” table for information on awards made in 2007. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years presented for the fair value of stock options granted to each of the named executives in 2006 and 2007, as applicable, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2007, and note 14 to the Aimco financial statements in the Form 10-K for the year ended December 31, 2003. See the “Grants of Plan-Based Awards” table for information on options granted in 2007. These amounts reflect Aimco’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	For 2007, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on January 29, 2008, which target amounts were established by the Committee on February 5, 2007, and July 30, 2007, as discussed below in the “Grants of Plan-Based Awards” table. For 2007, cash payments were made on February 15, 2008. For 2006, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on February 5, 2007, which target amounts were established by the Committee on February 13, 2006. For 2006, cash payments were made on February 28, 2007.

(4)	Represents non-discretionary matching contributions under Aimco’s 401(k) plan.

(5)	Mr. Considine receives annual cash compensation pursuant to an employment contract with Aimco. The initial two-year term of this contract expired in July 1996 but the contract is automatically renewed for successive one-year terms unless Aimco terminates Mr. Considine’s employment. The base salary payable under the employment contract is subject to annual review and adjustment by the Compensation and Human Resources Committee. For 2006 and 2007, Mr. Considine received his base salary in the form of a stock option instead of cash. Mr. Considine is also eligible for a bonus set by the Compensation and Human Resources Committee.

(6)	For 2007, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 53,097 shares as discussed below in the “Grants of Plan-Based Awards” table. Because Aimco did not meet the 2007 FFO Target, this option was forfeited in its entirety and is not exercisable. For 2006, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 115,385 shares.

(7)	Includes the SFAS 123R expense associated with the options granted to Mr. Considine in lieu of cash base salary (see note (6) to this table). The option granted for 2007 was forfeited in its entirety (see note (6) to this table), accordingly there is no SFAS 123R expense associated with such option.

(8)	As determined in 2005, Mr. Robertson and Mr. Graber were each eligible for a cash payment upon the closing of a specified transaction, which was anticipated to occur in 2006 and ultimately closed in 2007.

(9)	For 2006, in addition to Mr. Robertson’s cash payment based on the target amount for non-equity incentive compensation shown above, Mr. Robertson received an additional cash bonus payment, which was also made on February 28, 2007.

(10)	In connection with recruiting Mr. Beaudin, Aimco and Mr. Beaudin agreed to a mutual trial period during which his initial salary was at a higher rate, resulting in an annual amount as indicated above. For 2007, his annual base salary is at a rate of $350,000.

(11)	In connection with recruiting Mr. Beaudin, in 2006, at the conclusion of a mutual trial period he was paid a $300,000 cash bonus.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table provides details regarding plan-based awards granted to the named executive officers during the year ended December 31, 2007.

									All	All Other
									Other	Option
									Stock	Awards:	Exercise
									Awards:	Number of	or Base	Grant
									Number	Securities	Price of	Date Fair
			Estimated Future Payouts Under						of Shares	Under-	Option	Value of
			Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			of Stock	lying	Awards	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	($/Sh)	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)(4)	(4)	Awards

Terry Considine	2/5/2007	(1)	0	1,775,000	—	0	53,097	53,097	—	146,018	62.63	1,650,000

			—	—	—	—	—	—	—	88,496	62.63	1,000,005

Thomas M. Herzog	2/5/2007	(1)	40,000	800,000	—	—	—	—	13,817			864,944

David Robertson	2/5/2007	(1)	37,500	1,725,000	—	—	—	—	46,733			2,925,486

	7/30/2007	(5)	—	—	—	—	—	—	—	584,113	55.64	1,804,909

Timothy J. Beaudin	2/5/2007	(1)	20,000	1,000,000	—	—	—	—	12,273			768,290

Lance J. raber	2/5/2007	(1)	24,375	975,000	—	—	—	—	11,378			712,263

(1)	On February 5, 2007, in connection with its review and determination of year-end 2006 compensation, the Compensation and Human Resources Committee (the “Committee”) of the Aimco Board approved certain compensation arrangements related to Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain compensation arrangements related to Messrs. Herzog, Robertson, Beaudin and Graber. For 2006, year-end bonuses were in the form of cash and equity, and because the equity grants were made in 2007 (even though they were for 2006 compensation), as required by the disclosure rules, the equity portion is shown above.

Pursuant to the 1997 Plan, the Committee made equity awards as follows: Mr. Considine — a non-qualified stock option to acquire 146,018 shares (which vests ratably over four years beginning with the first anniversary of the grant date) and a non-qualified stock option to acquire 88,496 shares (which vests ratably over five years beginning with the first anniversary of the grant date); Mr. Herzog — 13,817 shares of restricted stock (7,315 of which vest ratably over four years beginning with the first anniversary of the grant date and 6,502 of which vest ratably over five years beginning with the first anniversary of the grant date); Mr. Robertson — 46,733 shares of restricted stock (which vest ratably over four years beginning with the first anniversary of the grant date); Mr. Beaudin — 12,273 shares of restricted stock (6,096 of which vest ratably over four years beginning with the first anniversary of the grant date and 6,177 of which vest ratably over five years beginning with the first anniversary of the grant date); and Mr. Graber — 11,378 shares of restricted stock (which vests ratably over four years beginning with the first anniversary of the grant date).

Mr. Considine’s options have a term of ten years and have an exercise price per share of $62.63, which is equal to the fair market value of Aimco’s Common Stock on February 5, 2007 (per the 1997 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the last trading day immediately prior to the grant date (the closing price on February 5, 2007, was $62.60)). The option was valued at approximately $11.30 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R. The number of shares of restricted stock granted to Messrs. Herzog, Robertson, Beaudin and Graber was determined based on the average of the high and low trading prices of Aimco’s Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the grant date, or $61.52. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(2)	On February 5, 2007, (and on July 30, 2007, for Mr. Robertson) the Committee also made determinations of total bonus potential for 2007 based on achievement of the objectives of Aimco’s 2007 approved operating plan, which included specific transaction related goals and the 2007 FFO Target, and achievement of specific individual objectives. Target total bonus amounts were as follows: Mr. Considine — $3.55 million; Mr. Herzog — $1.25 million; Mr. Robertson — $2.6 million; Mr. Beaudin — $1.65 million; and Mr. Graber — $1.65 million. The table above indicates the target cash portion of these total target amounts. The equity portions of these total target amounts were awarded in 2008; therefore, pursuant to the applicable disclosures rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2009 annual meeting of stockholders.

(3)	For 2007, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 53,097 shares, which grant was also made by the Committee on February 5, 2007, pursuant to the 1997 Plan. The option was forfeited in its entirety and is not exercisable because Aimco did not meet the 2007 FFO Target. The number of shares subject to the option was determined by dividing $600,000 by $11.30. As granted, the option had a term of ten years and an exercise price per share of $62.63, which was equal to the fair market value of Aimco’s Common Stock on February 5, 2007 (per the 1997 Plan, “fair market value” was defined as the closing price of Aimco’s Common Stock on the last trading day immediately prior to the grant date (the closing price on February 5, 2007, was $62.60)). The option was valued at approximately $11.30 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R.

(4)	The information on the option grants shown above reflect the grants as made. The information in the table above does not reflect the adjustments made pursuant to the anti-dilution provisions of the plans pursuant to which the options were granted as a result of the special dividend paid January 30, 2008, to stockholders of record on December 31, 2007. Those adjustments are reflected in the “Outstanding Equity Awards at Fiscal Year-End 2007” table below (see note 1, thereto).

(5)	On July 30, 2007, Mr. Robertson was awarded a six-year non-qualified stock option grant to acquire 584,113 shares of Aimco’s Class A Common Stock at an exercise price per share of $55.64, which was the closing price on March 15, 2007 (the closing price on July 30, 2007, was $42.49). The option vests 25% on March 15, 2010, an additional 35% on March 15, 2011, and the final 40% on March 15, 2012. The option expires March 15, 2013. The award was made pursuant to the 2007 Plan. March 15, 2007, was the date on which Aimco announced Mr. Robertson’s leadership as Chief Investment Officer of a reorganized Aimco Capital platform that has been expanded to include strategic planning, asset management, investment and transaction activities. The option was valued at approximately $3.09 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under SFAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007, for the named executive officers, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $34.73 a share (the closing market price of the Company’s Common Stock on December 31, 2007).

	Option Awards							Stock Awards
					Equity							Equity Incentive
					Incentive						Equity	Plan Awards:
					Plan						Incentive	Market or Payout
					Awards:					Market	Plan Awards:	Value of
					Number of					Value of	Number of	Unearned
	Number of		Number of		Securities			Number		Shares or	Unearned	Shares,
	Securities		Securities		Underlying			of Shares		Units of	Shares,	Units or
	Underlying		Underlying		Unexercised	Option		or Units		Stock	Units or	Other
	Unexercised		Unexercised		Unearned	Exercise	Option	of Stock		That Have	Other Rights	Rights
	Options (#)		Options (#)		Options	Price	Expiration	That Have		Not Vested	That Have	That Have
Name	Exercisable(1)		Unexercisable(1)		(#)	($) (1)	Date	Not Vested (#)		($)(2)	Not Vested(#)	Not Vested ($)

Terry Considine	0	(3)	55,906	(3)		59.48	2/5/2017	26,667	(4)	926,145
	0	(5)	153,742	(5)		59.48	2/5/2017
	0	(6)	93,177	(6)		59.48	2/5/2017
	121,489	(7)	0	(7)		40.82	2/13/2016
	100,660	(8)	402,638	(8)		40.82	2/13/2016
	126,348	(9)	189,522	(9)		36.14	2/16/2015
	242,660	(10)	161,774	(10)		30.44	2/19/2014
	404,433	(11)	0	(11)		30.44	2/19/2014
Thomas M. Herzog	0	(12)	15,892	(12)		32.24	1/19/2014	7,315	(13)	254,050
								6,502	(14)	225,814
								20,686	(15)	718,425
								5,069	(16)	176,046
								7,257	(17)	252,036
David Robertson	0	(18)	615,013	(18)		52.84	3/15/2013	46,733	(19)	1,623,037
	13,572	(20)	27,145	(20)		30.44	2/19/2014	37,521	(21)	1,303,104
	65,225	(22)	16,305	(22)		34.52	2/3/2013	28,141	(23)	977,337
	63,019	(24)	0	(24)		34.52	2/3/2013	13,140	(25)	456,352
	210,580	(26)	0	(26)		41.53	2/4/2012	19,344	(27)	671,817
								4,951	(28)	171,948
Timothy J. Beaudin	2,294	(29)	9,172	(29)		46.06	7/31/2016	6,096	(30)	211,714
								6,177	(31)	214,527
								49,005	(32)	1,701,944
Lance J. Graber	30,082	(33)	0	(33)		34.52	2/3/2013	11,378	(34)	395,158
	104,359	(22)	26,089	(22)		34.52	2/3/2013	18,805	(35)	653,098
	200,051	(36)	0	(36)		36.57	9/23/2009	12,114	(37)	420,719
								4,550	(38)	158,022
								2,586	(39)	89,812

(1)	Pursuant to the anti-dilution provisions of the plans pursuant to which the options were granted, the number of shares subject to the options and the exercise price of the options were adjusted effective December 31, 2007, to reflect the special dividend paid January 30, 2008, to all stockholders of record on December 31, 2007. The information on unvested stock shown above has not been adjusted because the special dividend was not paid on such shares until January 30, 2008.

(2)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $34.73 a share, which was the closing market price of Aimco’s Common Stock on December 31, 2007.

(3)	This option grant was to vest on the first anniversary of the grant date provided that Aimco earned $3.45 per share of Funds From Operations for 2007. This option was forfeited because Aimco earned less than $3.45 FFO per share in 2007.

(4)	This award was granted February 16, 2005, for a total of 44,447 shares of restricted stock and vests 20% on each anniversary of the grant date.

(5)	This option grant vests 25% on each anniversary of the grant date of February 5, 2007.

(6)	This option grant vests 20% on each anniversary of the grant date of February 5, 2007.

(7)	Because Aimco earned at least $2.40 per share of adjusted funds from operations for 2006, this option grant vested on the first anniversary of the grant date of February 13, 2006.

(8)	This option grant vests 20% on each anniversary of the grant date of February 13, 2006.

(9)	This option grant vests 20% on each anniversary of the grant date of February 16, 2005.

(10)	This option grant vests 20% on each anniversary of the grant date of February 19, 2004.

(11)	This option grant vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 19, 2004.

(12)	This option grant vests 20% on each anniversary of the grant date of January 19, 2004; the option was exercised in part for 15,096 shares on December 8, 2006, and 7,547 shares on May 11, 2007.

(13)	This award was granted February 5, 2007, for a total of 7,315 shares and vests 25% on each anniversary of the grant date.

(14)	This award was granted February 5, 2007, for a total of 6,502 shares and vests 20% on each anniversary of the grant date.

(15)	This award was granted February 13, 2006, for a total of 25,858 shares and vests 20% on each anniversary of the grant date.

(16)	This award was granted February 16, 2005, for a total of 8,449 shares and vests 20% on each anniversary of the grant date.

(17)	This award was granted January 19, 2004, for a total of 29,028 shares and vests 25% on each anniversary of the grant date.

(18)	This option grant vests 25% on March 15, 2010, 35% on March 15, 2011, and 40% on March 15, 2012.

(19)	This award was granted February 5, 2007, for a total of 46,733 shares and vests 20% on each anniversary of the grant date.

(20)	This option grant vests 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for an aggregate of 25,782 shares between February 22 and March 6, 2006.

(21)	This award was granted February 13, 2006, for a total of 46,902 shares and vests 20% on each anniversary of the grant date.

(22)	This option grant vests 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of February 3, 2003.

(23)	This award was granted February 16, 2005, for a total of 46,903 shares and vests 20% on each anniversary of the grant date.

(24)	This option grant vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 3, 2003; the option was exercised in part for an aggregate of 24,218 shares during the period of March 6-15, 2006.

(25)	This award was granted December 31, 2004, for a total of 52,563 shares and vests 25% on each anniversary of the grant date.

(26)	This option grant vested 8.334% on the first and second anniversaries of the grant date, 53.332% on the third anniversary of the grant date, and 15% on each of the fourth and fifth anniversaries of the grant date of February 4, 2002.

(27)	This award was granted May 15, 2004, for a total of 48,361 shares and vests 20% on each anniversary of the grant date.

(28)	This award was granted May 1, 2003, for a total of 24,759 shares and vests 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date.

(29)	This option grant vests 20% on each anniversary of April 10, beginning on April 10, 2007.

(30)	This award was granted February 5, 2007, for a total of 6,096 shares and vests 25% on each anniversary of the grant date.

(31)	This award was granted February 5, 2007, for a total of 6,177 shares and vests 20% on each anniversary of the grant date.

(32)	This award was granted July 30, 2006, for a total of 65,340 shares and vests 25% on each of April 10, 2007, 2008, 2009 and 2010.

(33)	This option grant vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 3, 2003; the option was exercised in part for an aggregate of 55,500 shares during the period March 1-29, 2006.

(34)	This award was granted February 5, 2007, for a total of 11,378 shares and vests 25% on each anniversary of the grant date.

(35)	This award was granted February 13, 2006, for a total of 23,507 shares and vests 20% on each anniversary of the grant date.

(36)	This option grant vested 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries, of the grant date of September 23, 1999.

(37)	This award was granted February 16, 2005, for a total of 20,191 shares of restricted stock and vests 20% on each anniversary of the grant date.

(38)	This award was granted May 15, 2004, for a total of 11,377 shares and vests 20% on each anniversary of the grant date.

(39)	This award was granted May 1, 2003, for a total of 12,930 shares and vests 40% on the second and 20% on each of the third, fourth and fifth anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2007, for the persons named in the Summary Compensation Table above. Because the option exercises and stock vestings reflected below occurred prior to the special dividend paid January 30, 2008, to all stockholders of record on December 31, 2007, the information below has not been adjusted to reflect the special dividend.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)

Terry Considine	0	N/A	8,890	547,624
Thomas M. Herzog	7,547	165,581	8,947	544,821
David Robertson	0	N/A	51,134	2,681,031
Timothy J. Beaudin	0	N/A	27,225	1,592,663
Lance J. Graber	0	N/A	17,589	1,032,985

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table and discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2007. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from Aimco.

Mr. Considine’s 1994 Employment Contract

Mr. Considine’s 1994 employment contract provides that in the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine with cause, or for any reason within two years following a change in control, Mr. Considine will be entitled to a payment equal to three times his average annual salary for the previous 36 months. At December 31, 2007, such payment would have been equal to approximately $1,700,000.

Accelerated Vesting Upon Change of Control and Accelerated Vesting upon Termination of Employment Due to Death or Disability

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Herzog, Robertson, Beaudin and Graber provide that upon a change of control or upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. The following is the value based upon the Common Stock price (and, in the case of options, minus the exercise price) of equity awards that would become exercisable or vested if there had been a change of control or a named executive had died or become disabled as of December 31, 2007: Mr. Considine — $1,620,155; Mr. Herzog — $1,665,942; Mr. Robertson — $5,323,472; Mr. Beaudin — $2,128,185; and Mr. Graber — $1,725,760.

Accelerated Vesting Upon Termination of Employment other than for Cause

Certain grants to Messrs. Herzog, Robertson and Beaudin provide for accelerated vesting if such executive’s employment is terminated other than for cause. Aimco typically does not provide accelerated vesting under such circumstances; however, in some cases in order to recruit or retain executives, such accelerated vesting is necessary or desirable. The following is the value based upon the Common Stock price (and, in the case of options, minus the exercise price) of equity awards that would become exercisable or vested if such named executive officer’s employment had been terminated by Aimco other than for cause (and, in the case of Mr. Robertson, if he voluntarily terminated his employment) as of December 31, 2007: Mr. Herzog — $274,874; Mr. Robertson — $456,352; and Mr. Beaudin — $1,551,998.

Non-competition and Non-Solicitation Agreements

Effective in January 2002 for Messrs. Considine, Robertson and Graber, and in connection with their employment by Aimco for Messrs. Herzog and Beaudin, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Pursuant to the agreements, each of these executives agreed that during the term of his employment with the Company and for a period of two years following the termination of his employment, except in circumstances where there was a change in control of the Company, he could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employ or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the executives protect Aimco’s trade secrets and confidential information. Mr. Beaudin’s agreement does not include the non-competition covenant as described in (i) above; rather, his covenant requires that during the term of his employment with the Company and for a period of 12 months following the termination of his employment, he will not compete against the Company in any acquisition opportunities with which he was involved during his employment. For Messrs. Considine, Herzog, Robertson and

Graber, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to exceed the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law. At December 31, 2007, and assuming such agreements were enforced by the Company and the payments extended for 24 months, such payments would have been approximately: Mr. Considine — $800,000; Mr. Herzog — $466,667; Mr. Robertson — $533,333; and Mr. Graber $466,667.

Mr. Beaudin’s Termination other than for Cause

If Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $350,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2007 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Number of Securities
Remaining Available for
Future Issuance under
		Weighted Average	Equity Compensation
	Number of Securities To Be	Exercise	Plans
	Issued upon Exercise of	Price of Outstanding	(Excluding Securities
	Outstanding Options	Options, Warrants and	Subject to Outstanding
Plan Category	Warrants and Rights	Rights	Unexercised Grants)

Equity compensation plans approved by security holders	8,554,918	$39.57	2,405,654
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. Our Nominating and Corporate Governance Committee, pursuant to a written policy approved by our Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

Related Person Transactions

There are no personal loans or other extensions of credit to any director or executive officer.

In September 2006, Miles Cortez III, the son of Miles Cortez, Executive Vice President and Chief Administrative Officer, became a full time employee of Aimco reporting to Harry Alcock, and his compensation is in excess of $120,000. Pursuant to the policy noted above, the Nominating and Corporate Governance Committee reviewed and approved the employment of Miles Cortez III.

On January 9, 2008, the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee authorized Aimco to repurchase a stock option held by Titaho Limited Partnership, RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner. The option was exercisable for 1,221,364 shares at an exercise price per share of $35.50 and expired January 21, 2008. The repurchase terms were as follows: the average closing price for the five trading days prior to the expiration of the option (January 14-18, 2008), less the $35.50 exercise price per share, with such difference multiplied by the 1,221,364 shares and that product divided by the five-day average, which quotient determined the number of shares to be issued in the repurchase. The Nominating and Corporate Governance Committee determined that the repurchase was in the best interests of Aimco and its stockholders for a number of reasons, including that it mitigated dilution, did not confer any economic benefits that were not already present in the option, resulted in no additional expense to Aimco and permitted the purpose of the option to be effected. The average closing price for the period of January 14-18, 2008 was less than $35.50. Accordingly, no shares were issued in the repurchase and the remaining option shares expired unexercised.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2007, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2007, all filing requirements were complied with by its executive officers and directors of the Company’s stock. Aimco is not aware of any beneficial owner of more than ten percent of any class of any of Aimco’s registered equity securities.

Stockholders’ Proposals.  Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2009, must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 8, 2008, to be included in Aimco’s Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at Aimco’s Annual Meeting of Stockholders to be held in 2009 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 31, 2008, and after January 29, 2009.

Other Business.  Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information.  Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237

If you would like to request documents from the Company, please do so by April 18, 2008, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 4, 2008. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March 5, 2008
Denver, Colorado

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000004 NNNNNNNNNNNNNNN C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2008. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/aiv • Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. ? IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 — James N. Bailey 02 — Terry Considine 05 — J. Landis Martin 06 — Robert A. Miller Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 03 — Richard S. Ellwood 07 — Thomas L. Rhodes 02 03 04 05 06 07
For Against Abstain
2. To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for
the fiscal year ending December 31, 2008.
Non-Voting Items
Comments — Please Change of Address — Please print print your comments your new address below. below.
04 — Thomas L. Keltner 08 — Michael A. Stein + 08 Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0169241 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + <STOCK#> 00UTZA .

? IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? Proxy — Apartment Investment and Management Company PROXY FOR COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 28, 2008 The undersigned hereby appoints Terry Considine, Thomas M. Herzog and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at the The Ritz-Carlton Georgetown, 3100 South Street NW, Washington, D.C. 2007, on Monday, April 28, 2008, at 8:00 a.m., and any adjournment or postponement thereof, (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Shareholder’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. (Items to be voted appear on reverse side.)